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                                                                       EXHIBIT 5


                              [WOODBURN AND WEDGE]
                                  [LETTERHEAD]






                               August 31, 2001


Westport Resources Corporation
410 Seventeenth Street
Suite 2300
Denver, Colorado 80202

Ladies and Gentlemen:

         This opinion is delivered in connection with a Registration Statement on Form S-8 (the "Registration Statement") of Westport Resources Corporation, a Nevada corporation (the "Company"), relating to the proposed issuance and sale from time to time, pursuant to the Westport Resources Corporation 2000 Stock Incentive Plan, as (the "Plan"), of up to 6,232,484 shares of the Company's Common Stock, $0.01 par value per share (the "Plan Shares"). As special Nevada counsel for the Company, we advise you as follows:

         We are of the opinion that the Company is a corporation duly organized and legally existing under the laws of the State of Nevada and is in good standing under said laws, and that it is legally qualified to hold property and do business under said laws.

         The Board of Directors of the Company has authorized the issuance and sale of the Plan Shares. When issued and sold against payment therefor in accordance with the provisions of the Plan, the Plan Shares will be duly and validly authorized and legally issued and will be fully paid and non-assessable.

         The foregoing opinion is limited to the matters expressly set forth herein and no opinion may be implied or inferred beyond the matters expressly stated. We disclaim any obligation to update this letter for events occurring after the date of this letter, or as a result of knowledge acquired by us after that date, including changes in any of the statutory or decisional law after the date of this letter. We are members of the bar of the State of Nevada. We express no opinion as to the effect and application of any United States federal law, rule or regulation or any securities or blue-sky laws of any state, including the State of Nevada. We are not opining on, and assume no responsibility as to, the applicability to or the effect on any of the matters covered herein of the laws of any other jurisdiction, other than the laws of Nevada as presently in effect.

         We hereby consent:

         1. To being named in the Registration Statement and in any amendments thereto as counsel for the Company;



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Westport Resources Corporation
August 31, 2001
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         2.       To the statements with reference to our firm made in the
                  Registration Statement; and

         3. To the filing of this opinion as an exhibit to the Registration Statement.



                                                 Sincerely,

                                                 WOODBURN and WEDGE



                                                 By: /s/ GREGG P. BARNARD
                                                     --------------------------
                                                     Gregg P. Barnard